EXHIBIT 3.2

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ALTA MESA HOLDINGS GP, LLC

(A Texas Limited Liability Company)

March 25, 2014

THE MEMBERSHIP INTERESTS REFERENCED HEREIN HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  WITHOUT REGISTRATION, THESE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT ON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR THE TRANSFER, OR THE SUBMISSION TO THE COMPANY OF OTHER EVIDENCE SATISFACTORY TO THE Company TO THE EFFECT THAT ANY TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATIONS PROMULGATED THEREUNDER.  ADDITIONALLY, ANY SALE OR OTHER TRANSFER OF MEMBERSHIP INTERESTS IS SUBJECT TO CERTAIN RESTRICTIONS THAT ARE SET FORTH IN this Agreement.

TABLE OF CONTENTS

(continued)

Attachment:  Exhibit A

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ALTA MESA HOLDINGS GP, LLC

(A Texas Limited Liability Company)

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Alta Mesa Holdings GP, LLC, a Texas limited liability company (the “Company”), is entered into by and between ALTA MESA RESOURCES, LP, a Texas limited partnership (the “Class A Member”), and ALTA MESA INVESTMENT HOLDINGS INC., a Delaware corporation (the “Class B Member” and together with the Class A Member, the “Members”), as of March 25, 2014 (the “Effective Date”).

RECITALS

WHEREAS, the Company was formed as a manager-managed limited liability company under the laws of the State of Texas by filing articles of organization (as amended from time to time, the “Articles of Organization”) with the Texas Secretary of State on September 26, 2005; and

WHEREAS, prior to the Effective Date, the Company has been governed by Regulations of the Company dated September 26, 2005 (the “Regulations”) and was owned entirely by the Class A Member; and

WHEREAS, the Class A Member now desires to amend and restate the Regulations  as a limited liability company agreement pursuant to Section 9.4 of the Regulations and admit the Class B Member as a member of the Company on the term set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Regulations are hereby amended and restated to read as follows:

ARTICLE I. DEFINITIONS

1.1 Definitions.  Capitalized terms used herein and not defined have the meaning ascribed to such terms in the Stockholders Agreement. Additionally, the following terms used in this Agreement shall have the following meaning:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with that Person.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“AMIH Unanimous Consent” means, as of any determination date, if no Conversion Event has occurred, “Unanimous Consent” as such term is defined in the Series B Certificate of Designations and in respect of the matters set forth in Section 6(c) thereof, or, if a Conversion Event has occurred, “Unanimous Consent” as such term is defined in the Stockholders Agreement and in respect of the matters set forth in Section 10 thereof.

“Agreement” has the meaning ascribed to it in the Preamble.

“Applicable Laws” means any applicable law, statute, ordinance, rule, regulation, decision, order or determination of any governmental authority.

“Articles of Organization” has the meaning ascribed to it in the Recitals.

“Breaching Class A Member”  has the meaning ascribed to it in Section 3.7.

“Business Day”  means a day other than a Saturday, Sunday or other day on which commercial banks in New York or Texas are authorized or required by law or executive order to close.

“Board” has the meaning ascribed to it in Section 6.1.

“Capital Contributions” means any contribution to the capital of the Company in cash or property by the Members whenever made.

“Class A Member” has the meaning ascribed to it in the Preamble.

“Class A Appointees” has the meaning ascribed to it in Section 6.2.

“Class A Units” has the meaning ascribed to it in Section 3.1(a).

“Class B Member” has the meaning ascribed to it in the Preamble.

“Class B Units” has the meaning ascribed to it in Section 3.1(a).

“Class B Appointee” has the meaning ascribed to it in Section 6.2.

“Code”  means the Internal Revenue Code of 1986, as amended.

“Company”  has the meaning ascribed to it in the Preamble.

“Company Tax Matters Member” has the meaning ascribed to it in Section 9.7(a).

“Conversion Event” shall mean the conversion of all of the outstanding shares of preferred stock of the Class B Member held by the Highbridge Holders into shares of common stock of the Class B Member.

“Deceased Executive” has the meaning ascribed to it in Section 3.8(a).

“Effective Date” has the meaning ascribed to it in the Preamble.

“Equity Securities” shall mean (i) any shares of capital stock or membership interests, (ii) any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire any shares of capital stock or membership interests, and (iii) debt or other evidences of indebtedness, capital stock or other securities directly or indirectly convertible into or exercisable or exchangeable for any shares of capital stock or membership interests.  For purposes of this Agreement, when either the term “Equity Securities” or the term “capital stock” is used with respect to any Person that is not a corporation, including PubCo, such term shall have the meaning that, with respect to such Person, including PubCo (which may or may not be a corporation), achieves an identical effect to the meaning of such term when it is used with respect to the Class B Member, a corporation.

“Highbridge Holders” has the meaning ascribed to such term in the Stockholders Agreement.

“Immediate Family” means, with respect to any individual, (i) that individual’s spouse, parents and lineal descendants (including by adoption) and any trust the sole beneficiaries of which are that individual or any of that individual’s spouse, parents or lineal descendants (including by adoption), and (ii) that individual’s former spouse.

“Indirect Permitted Transferee” means, subject to Section 3.8, with respect to any Class A Member or any owner of a Class A Member, (a) Michael E. Ellis or Harlan H. Chappelle, (b) a member of the Immediate Family of an individual that directly or indirectly owns Equity Securities in such Class A Member; provided, that, either Michael E. Ellis or Harlan H. Chappelle, as applicable, for so long as such individual is living, must retain, directly or indirectly, voting control of the Units held by such Class A Member pursuant to a voting agreement that is delivered to the Company and the Highbridge Holders within five (5) Business Days after the applicable Transfer, and (c) any owner or Affiliate of such Class A Member; provided, that, either Michael E. Ellis or Harlan H. Chappelle, as applicable, for so long as such individual is living, must retain, directly or indirectly, voting control of the Units held by such Class A Member pursuant to a voting agreement that is delivered to the Company and the Highbridge Holders within five (5) Business Days after the applicable Transfer.

“Indirect Transfer” means, with respect to any Class A Member, any single or series of related transactions that result in a Person (or Persons acting in concert), other than an Indirect Permitted Transferee of the Class A Member in question, who did not directly or indirectly own Equity Securities in such Class A Member prior to the consummation of such single or series of related transactions acquiring or owning, directly or indirectly, any Equity Securities in such Class A Member.

“IPO” has the meaning set forth in the definition of “Liquidity Event.”

“Liquidity Event” means the first to occur, in one or a series of related transactions, of (i) a disposition of all or substantially all of the assets of the Class B Member and its Subsidiaries to a Person that is not an Affiliate of the Class B Member, whether by virtue of an asset sale or a transfer of Equity Securities (whether through a sale, merger consolidation, share exchange or otherwise), except to the extent described in clause (ii) of this definition, (ii) a disposition of all of the Equity Securities of the Class B Member, held directly or indirectly, by the holders thereof (through a sale, merger, consolidation, share exchange or otherwise), (iii) the consummation of a firm underwritten initial public offering registered under the Securities Act of any class of Equity Securities of the Class B Member (or any successor thereto) or any of its Subsidiaries that hold all or substantially all of the Company’s assets on a consolidated basis (an “IPO”) that is not a Qualified IPO and, (iv) a Qualified IPO, and (a) in the case of (i), the distribution by the Class B Member to the holders of Equity Securities of the Class B Member of all or substantially all of the proceeds received by the Class B Member and its Subsidiaries pursuant to such transaction, and (b), in the case of (iii) or (iv), (1) the payment in full by the Class B Member of any Special IPO Dividend (as defined in the Series B Certificate of Designations)  if  and  as  required  pursuant  to  Section  9(j)  of  the  Series  B  Certificate of Designations and (2) if the IPO or Qualified IPO is of a Subsidiary of the Class B Member or a holding company parent of the Class B Member (the “PubCo”), then either (x) the distribution by the Class B Member (or its holding company parent) to the holders of Equity Securities of the Class B Member the residual traded securities of PubCo or (y) if PubCo is not owned directly by the stockholders of the Class B Member, the distribution to the stockholders of the Class B Member of the maximum amount of cash proceeds, if any, of such IPO or Qualified IPO, as the case may be, that the managing underwriters advising PubCo, in their reasonable discretion, conclude in writing can be distributed to the stockholders of the Class B Member without adversely affecting the price per share of the Equity Securities being sold in connection with such IPO or Qualified IPO, as the case may be.

“Majority Board Consent” means, as of any determination date, the affirmative vote of the Managers then constituting more than fifty percent (50%) of the Board based on the number of Managers at a duly called and convened meeting of the Board or the affirmative written consent in lieu of a meeting executed by the Managers then constituting more than fifty percent (50%) of the Board based on the number of Managers.

“Managers” has the meaning ascribed to it in Section 6.2.

“Members”  has the meaning ascribed to it in the Preamble.

“Original Membership Interests” has the meaning ascribed to it in Section 5.1.

“Partnership”  means Alta Mesa Holdings, LP, a Texas limited partnership.

“Partnership Agreement” means the Second Amended and Restated Limited Partnership Agreement of the Partnership by and among the Company, the Class B Member, and the limited partners named therein dated the Effective Date.

“Partnership Tax Matters Member” has the meaning ascribed to it in Section 9.7(b).

“Passing Holder” and “Passing Holders” has the meaning set forth in Section 3.8(b).

“Passing Interest” has the meaning set forth in Section 3.8(a).

“Passing Interest Notice” has the meaning set forth in Section 3.8(b).

“Permitted Transfer” means (1) a Transfer pursuant to and in accordance with Section 3.6,  (2) a direct Transfer pursuant to and in accordance with Section 3.8, (3) a Transfer to be made in connection with an IPO or Qualified IPO; or (4) a Transfer at any time of all or any portion of a Class A Member’s Units to: (a)  if such Class A Member is an individual, any members of such Class A Member’s Immediate Family; provided, that, Michael E. Ellis or Harlan H. Chappelle, as applicable, for so long as such individual is living, must retain, directly or indirectly, voting control of such Immediate Family Member’s Units pursuant to a voting agreement that is delivered to the Company and the Highbridge Holders within five (5) Business Days after such Transfer; (b) if such Class A Member is a trust, the beneficiary or beneficiaries thereof; (c) if such Class A Member is an individual, the guardian or legal representative of a Class A Member as to whose estate a guardian or legal representative is appointed and to the executor or administrator of the estate of a deceased Stockholder; (d) another Class A Member; (e) if such Class A Member is an entity, any owner or Affiliate of such Class A Member; provided, that, if such transferee is an owner or Affiliate of such Class A Member, Michael E. Ellis or Harlan H. Chappelle, as applicable, for so long as such individual is living, must retain, directly or indirectly, voting control of such Class A Member’s Units pursuant to a voting agreement that is delivered to the Company and the Highbridge Holders within five (5) Business Days after such Transfer.

“Permitted Transferee” means any Person to whom a Class A Member Transfers its Units in a Permitted Transfer.

“Person”  shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization, other entity or government or any agency or political subdivision thereof.

“Preferred Manager” has the meaning set forth in Section 6.2.

“PubCo” has the meaning set forth in the definition of “Liquidity Event”.

“Qualified IPO” means an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8 (or any successor form)) of the common equity of the Class B Member or any of its direct or indirect shareholders (or a corporate successor of any of the foregoing) (a) pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act (whether alone or in conjunction with a secondary public offering), (b) resulting in gross proceeds of at least $300,000,000 (c) for which, were such public offering to constitute an IPO for purposes of Section 9(g) of the Series B Certificate of Designations, the Conversion Percentage (as defined in the Series B Certificate of Designations) with respect to such public offering for purposes of Section 9(a)(iv) of the Series B Certificate of Designations would be less than forty-seven and five-tenths percent (47.50%) based on the assumed distribution of the Hypothetical IPO Proceeds (as defined in the Series B Certificate of Designations) in connection with such public offering pursuant to Section 9(g) of the Series B Certificate of Designations  and (d) with respect to which the Class B Member shall be able to satisfy in full its payment obligations to the Highbridge Holders in respect of payments of the Special IPO Dividend (as defined in the Series B Certificate of Designations) if and as required pursuant to Section 9(j) of the Series B Certificate of Designations.

“Regulations”  has the meaning ascribed to it in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series B Certificate of Designations” means  the Certificate of Designations of Series B Convertible Preferred Stock of the Class B Member filed with the Delaware Secretary of State on or about the date hereof, as amended, restated or modified from time to time.

“Stockholders Agreement”  means the Stockholders Agreement by and among the Class B Member and the equityholders of the Class B Member dated the Effective Date.

“Subject Holder” has the meaning set forth in Section 3.8(b).

“Subsidiary”  of a Person shall mean any other Person of which more than fifty percent (50%) of the outstanding Equity Securities having ordinary voting power under ordinary circumstances to elect a majority of the board of directors or similar governing body of such other Person (irrespective of whether at such time Equity Securities of any other classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.  Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Company.    For the avoidance of doubt, the Partnership and all of its Subsidiaries shall constitute Subsidiaries of the Company for purposes of this Agreement.

“Surviving Party” has the meaning set forth in Section 3.8(c).

“TBOC” means the Texas Business Organization Code, as the same may be amended from time to time.

“Transfer” means, with respect to any Units, any assignment, sale, transfer, conveyance, pledge, grant of an option or other disposition or act of alienation of such or of any interest therein, whether voluntary or involuntary or by operation of law.

“Unanimous Consent” means, as of any determination date, the affirmative vote or written consent of all of the Managers then constituting the entire Board at a duly called and convened meeting of the Board or affirmative written consent in lieu of a meeting executed by all of the Managers then constituting the entire Board.    For purposes of clarity, except as otherwise provided in Section 6.2, a Unanimous Consent requires the consent (whether at a meeting or as part of a unanimous written consent) of the Preferred Manager and cannot be obtained during any period that a Preferred Manager is not the serving on the Board.

“Voting Agreement” has the meaning set forth in Section 3.8(c).

1.2 Other Definitional Provisions.  All terms used in this Agreement which are not defined in this Article I have the meanings contained elsewhere in this Agreement.  Defined terms used herein in the singular shall include the plural and vice versa.

ARTICLE II. FORMATION
2.1 Name and Formation. The name of the Company is “Alta Mesa Holdings GP, LLC”. The Company was formed as a limited liability company on September 26, 2005.

2.2 Principal Place of Business.  The principal office and place of business of the Company are set forth on Exhibit A.  The Company may locate its place of business and principal office at any other place or places as the Class B  Member or officers of the Company may from time to time deem necessary or advisable.

2.3 Registered Office and Agent.  The registered office and registered agent of the Company shall be the registered office and registered agent named in the Articles of Organization and set forth on Exhibit A.  The Company may change the registered office and registered agent as the Members may from time to time deem necessary or advisable.

2.4 Duration.  The period of duration of the Company is perpetual from the date its Articles of Organization were filed with the Secretary of State of Texas, unless the Company is earlier dissolved in accordance with either the provisions of this Agreement or the TBOC.

2.5 Purposes and Powers.

(a) The purposes for which the Company is organized is to acquire and own a partnership interest in the Partnership and to serve as the general partner thereof, and to transact any or all lawful business incidental or related thereto for which limited liability companies may be organized under the TBOC.

(b) The Company shall have any and all powers which are necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be legally exercised by limited liability companies under the TBOC.

ARTICLE III. MEMBER MATTERS; CAPITALIZATION; Transfer Restrictions
3.1 Members and Rights of Membership Interests.

(a) The membership interests in the Company shall be represented by Class A membership interests (the “Class A Units”) and Class B membership interests (the “Class B Units”), each with the rights, interests and obligations set forth herein.  The Class A Member shall be the owner of all of the Class A Units and shall have and may exercise in accordance with this Agreement all of the rights and powers, and shall have all of the obligations, of the Class A Units.  The Class B Member shall be the owner of all of the Class B Units, and shall have and may exercise in accordance with this Agreement all of the rights and powers, and shall have all of the obligations, of the Class B Units.

(b) The Class A Units shall have 100% of the economic interests in the Company and each item of income, gain, loss, deduction and credit of the Company shall be allocated and distributed to the Class A Member in the manner and at the times provided for in this Agreement.

(c) The Class B Units shall have no economic interest in the Company and shall not be entitled to receive any allocation or distribution of any item of income, gain, loss, deduction and credit of the Company.

(d) Except as provided in Section 6.4, any action requiring approval of the Members shall require the approval of the Class A Member.
3.2 Liability of the Members. The Members shall not be liable for the debts, liabilities or obligations of the Company in excess of their respective Capital Contributions.

3.3 Annual and Special Meetings.  Annual and special meetings of the Members for the transaction of such business as may properly come before the meeting shall be held at such place, time and date as shall be agreed by the Members from time to time.

3.4 Actions Without a Meeting.  Notwithstanding any provision contained in this ARTICLE III, all actions of the Members provided for herein may be taken by written consent without a meeting.  Any such action which may be taken by the Members without a meeting shall be effective only if the written consent or consents are in writing, set forth the action so taken, and are signed by the number of Members constituting not less than the minimum amount of Members that would be necessary to take such action at a meeting at which the Members entitled to vote on the action were present and voted.

3.5 Limitations on Transfers. The Class A Member shall not Transfer any of its Class A Units without the prior written consent of the Class B Member.
3.6 Liquidity Event.

(a) Drag Along.  If the Class B Member issues a “Liquidity Event Notice” (as such term is defined in the Stockholders Agreement) that involves the direct sale of Class B Units, the Class A Member shall cooperate with the Class B Member in good faith in connection therewith. Each Class A Member shall, and shall cause its Affiliates to, take all actions, including those set forth in Section 13(d) of the Stockholders Agreement, if applicable, reasonably necessary or appropriate to (i) cooperate with the Class B Member in working toward the consummation of a Liquidity Event and (ii) execute and perform such sale, conveyance, transfer, assignment or any other documents of any kind as are or become necessary to effect a Liquidity Event.  The Class B Member shall, and shall cause its Affiliates to, collaborate with the Class A Member in good faith in order to optimize the tax structure of the Liquidity Event for all Members.

(b) Mandatory Contribution.  If the Class A Member receives a “Liquidity Event Notice” in respect of an IPO or a Qualified IPO,  the Class A Member shall contribute all of its outstanding Class A Units to the Class B Member in connection therewith at the instruction of the Class B Member, pursuant to a Contribution Agreement that is in the form attached hereto as Exhibit B.

3.7 Indirect Transfer.    No Indirect Transfer in respect of a Class A Member shall occur, and no Class A Member shall cause or permit such an Indirect Transfer to occur in respect of such Class A Member, without the prior written consent of the Class B Member.  If, any such Indirect Transfer occurs with respect to any Class A Member in violation of this Section 3.7 and such Indirect Transfer has not, to the reasonable satisfaction of the Class B Member been cured or reversed or has not otherwise ceased to exist within ten (10) days following the earlier to occur of (i) the applicable Class A Member becoming aware of the occurrence of such Indirect Transfer or (ii) notice of such Indirect Transfer being provided to such Class A Member by the Company or the Class B Member, then such Class A Member shall, effective as of the occurrence of such Indirect Transfer, constitute a “Breaching Class A Member” for purposes of this Agreement.  In consideration for the benefits provided to each Class A Member through its ownership of the Class A Units owned by it and its rights under this Agreement, the receipt and sufficiency of which are each hereby irrevocably acknowledged, each Class A Member agrees that if such Class A Member in the future constitutes a Breaching Class A Member, then from and after the occurrence of the Indirect Transfer that causes such Class A Member to constitute a Breaching Class A Member, it shall have irrevocably surrendered its Class A Units pro rata to limited partners holding “Class A Units” (as defined in the Partnership Agreement) of the Partnership.   For purposes of clarity, in the event an “Indirect Transfer” occurs pursuant to the Stockholders Agreement and such event would constitute an Indirect Transfer hereunder and notice of such event is provided to the Class A Member or its Affiliates pursuant to the Stockholders Agreement, such notice shall also constitute notice of an Indirect Transfer for purposes of this Section 3.7.

3.8 Death of Certain Individuals

(a) Upon the death of Michael E. Ellis or Harlan H. Chappelle (the “Deceased Executive”), all or any portion of the Units held directly or indirectly by such Deceased Executive (including, for purposes of clarity, the Units of any Class A Member over or with respect to which such Deceased Executive possessed or held (including, pursuant to the definition of Permitted Transfer, any Class A Member over which such Deceased Executive was required to possess or hold), directly or indirectly, voting control of the Units held by such Class A Member, whether under a Voting Agreement or otherwise) (such Units being referred to herein as the “Passing Interest”) shall be subject to the provisions of this Section 3.8.

(b) Upon such Deceased Executive’s death, the Company shall give prompt written notice to the Class B Member and the Highbridge Holders of such event (the “Passing Interest Notice”), which such notice shall contain the names and addresses for purposes of notice of (i) if all or any portion of the Passing Interest that is directly held by such Deceased Executive’s personal representative (the personal representative of the Deceased Executive’s estate, the “Personal Representative”) and (ii) if all or any portion of the Passing Interest is directly held by any Class A Member (any such Class A Member, a “Subject Holder” and together with each other Subject Holder, if any, and the

Personal Representative, if any, collectively referred to herein as the “Passing Holders” and individually referred to herein as a “Passing Holder”).

(c) If, following the delivery of any Passing Interest Notice, either Michael E. Ellis or Harlan H. Chappelle, as applicable (the “Surviving Party”), survives such Deceased Executive, then, within thirty (30) days after delivery of such Passing Interest Notice, each Passing Holder shall transfer voting control of the Passing Interest to the Surviving Party, and the Passing Interest may be transferred or retained, as applicable, to, or by such Persons who would have otherwise held such Passing Interest had such Passing Interest not been subject to the provisions of this Section 3.8, and such Persons may hold such portion of such Passing Interest subject to the terms and conditions hereof, including entering into a Voting Agreement.  If the Transfer of such portion of such Passing Interest is in connection with an Indirect Transfer, after giving effect to such Indirect Transfer (but prior to giving effect to any future Indirect Transfer or Transfer), the holders of such portion of such Passing Interest will be considered for all purposes hereunder an Indirect Permitted Transferee with respect to such Passing Interest.   If the Transfer of such portion of such Passing Interest is in connection with a direct Transfer after giving effect to such direct Transfer (but prior to giving effect to any future Indirect Transfer or Transfer), such Transfer will be considered a Permitted Transfer for all purposes hereunder and the holders of such portion of such Passing Interest will be considered for all purposes hereunder a Permitted Transferee with respect to such Passing Interest.  A “Voting Agreement” is an agreement between the Passing Holder and the Surviving Party, whereby voting control of the Passing Interest is held by the Surviving Party.  The Surviving Party will provide a copy of the Voting Agreement to the Company and the Highbridge Holders within forty-five (45) days of the end of such thirty (30)-day period.  If the Surviving Party is a party to a Voting Agreement and such individual dies, then the provisions of this Section 3.8 shall apply with respect to the Units held by the Passing Holder and its successors, assigns and transferees.

(d) Notwithstanding the foregoing Section 3.8(c), if following the delivery of any Passing Interest Notice, neither Michael E. Ellis nor Harlan H. Chappelle is still living, then, each Passing Holder shall be subject to, and upon the request of the Highbridge Holders, shall enter into, a voting agreement substantially in the form of the Highbridge Voting Agreement that will be attached as an exhibit to the Stockholders Agreement following the Effective Date with conforming changes.

3.1 Certificates.

(a) The Company shall provide each owner of membership interests in the Company a certificate in such form as is approved by the Company and conforms with applicable law, certifying the membership interests owned by it.  Further, for purposes of providing for transfer of, perfecting a lien or encumbrance in, and other relevant matters related to a membership interest, a membership interest will be deemed to be a “security” subject to the rules set forth in Chapters 8 and 9 of the Texas Uniform Commercial Code and any similar Uniform Commercial Code provision adopted by any other relevant jurisdiction.

(b) In the absence of a more restrictive legend, all certificates evidencing membership interests will be stamped or typed in a conspicuous place with the following legend:

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  WITHOUT REGISTRATION, THESE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT ON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR THE TRANSFER, OR THE SUBMISSION TO THE COMPANY OF OTHER EVIDENCE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATIONS PROMULGATED THEREUNDER.

ANY SALE, TRANSFER, ASSIGNMENT, PLEDGE, ENCUMBRANCE OR DISPOSITION OF THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE OR ANY INTEREST THEREIN IS SUBJECT TO THE TERMS AND PROVISIONS OF THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY DATED AS OF MARCH 25, 2014.

(c) The Company may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Company alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the Person claiming the certificate to be lost, stolen or destroyed.  When authorizing such issue of a new certificate or certificates, the Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or its legal representative, to advertise the same in such manner as it will require and/or to give the Company a bond in such sum as it may direct as indemnity against any claim that may be made against the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

(d) Upon surrender to the Company or its transfer agent, if any, of a certificate representing membership interests duly endorsed or accompanied by proper evidence of succession, assignation or transfer in accordance with this Agreement and of the payment of all taxes applicable to the transfer of said membership interest, the Company will be obligated to issue a new certificate to the Person entitled thereto, cancel the old certificate and record the transaction upon its books, provided,  however, that the Company will not be so obligated unless such transfer was made in compliance with the provisions of this Agreement and any applicable state and federal laws.

(e) The Company will be entitled to recognize the exclusive right of a Person registered on its books as the owner of the indicated membership interests and will not be bound to recognize any equitable or other claim to or interest in such membership interests on the part of any Person other than such registered owner, whether or not it will have express or other notice thereof, except as otherwise provided by law.

ARTICLE IV. DISTRIBUTIONS
4.1 Distributions. Subject to Section 4.2 and the other provisions of this Agreement, the Company shall make distributions to the Class A Member at such times as determined by the Class A Member.
4.2 Limitation Upon Distribution.

(a) No distribution shall be declared and paid unless, if after the distribution is made, the value of assets of the Company would exceed the liabilities of the Company, except liabilities to the Class A Member on account of its Capital Contributions.

(b) Notwithstanding anything to the contrary contained in this Agreement, without first obtaining the Unanimous Consent of the Board, the Company shall not cause or permit the Partnership to make any distribution of cash or property to any holder of Class A Units (as defined in the Partnership Agreement) unless, at the time of such distribution, no PIK Dividends (as defined in the Series B Certificate of Designations (as defined in the Stockholders Agreement)) are accrued and unpaid at such time.  Notwithstanding the foregoing, to the extent a tax distribution is made from the Partnership to the Company pursuant to Section 4.2 of the Partnership Agreement, the Company shall distribute the same to the Class A Member promptly upon receipt of such distribution.

ARTICLE V. CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS.

5.1 Class A Member Contribution.  The Class A Member made an initial contribution to the capital of the Company in the amount of $10,000.00 in cash in exchange for a 100% membership interest in the Company (the “Original Membership Interests”).  In connection with the execution of this Agreement, the Company and the Class A Member hereby agree to cancel and retire the Original Membership Interests and in consideration for such cancellation and retirement the Company shall issue 100% of the Class A Units to the Class A Member.

5.2 Subsequent Capital Contributions.  Notwithstanding anything to the contrary contained herein, no Member shall be permitted or required to make any capital contribution to the Company without the consent of the Class B Member.

ARTICLE VI. MANAGEMENT BY BOARD

6.1 General.  The management of the Company is reserved to a board of managers (the “Board”).  The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Board, which shall make all decisions and take all actions for the Company in its individual capacity and in its capacity as general partner of the Partnership.  Notwithstanding any provision contained in this Article VI, all actions of the Managers provided for herein may be taken by written consent without a meeting, or any meeting thereof may be held by means of a conference telephone.  Any such action that may be taken by the Managers without a meeting shall be effective only if the written consent or consents are in writing, set forth the action so taken, and are signed by the number of Managers constituting not less than the minimum amount of Managers that would be necessary to take such action at a meeting at which the Managers entitled to vote on the action were present and voted.

6.2 Composition.  The Board shall be comprised of five (5) managers (each a “Manager” and collectively the “Managers”), each of which shall be appointed by the Class B Member (each, a  “Class B Appointee”).  The Class B Member shall at all times cause (a) the authorized and actual number of Managers serving on the Board to be the same as the authorized and actual number of directors serving on the board of directors of the Class B Member  and (b) the composition of the Board to be the same as the composition of the board of directors of the Class B Member, including the Preferred Director (as defined in the Series B Certificate of Designations), to the extent then applicable, or the Highbridge Nominee (as defined in the Stockholders Agreement), to the extent then applicable (any such Manager, the “Preferred Manager”).  In the event the Highbridge Holders fail to nominate a director to the board of directors of the Class B Member or fill any vacancy in such directorship, and any such vacancy lasts for more than thirty (30) days, then, until such time as the Highbridge Holders elect a director to the board of directors of the Class B Member, the Board may act by Majority Board Consent and the Unanimous Consent provisions shall not apply (including with respect to Section 6.4).

6.3 Class B Appointees.  A Class B Appointee may not be removed from the Board or as a Manager (with or without cause) except at the written direction of the Class B Member subject to Section 6.2, which Class B Member will thereupon be entitled to appoint an alternative Manager to fill the vacancy in accordance with Section 6.2.   Solely for purposes of achieving and maintaining compliance with Section 6.2, the Class B Member shall appoint or change or replace a Class B Appointee to or on the Board, respectively, and shall provide twenty-four (24) hours’ prior written notice to the Board and the Class A Member of such appointment, change or replacement, as applicable.  Any vacancy in the Board, if created by the death, disability, removal, resignation or retirement of a Class B Appointee,  may be filled only by the Class B Member in accordance with Section 6.2 and this Section 6.3.

6.4 Mandatory Unanimous Consent Matters.  Notwithstanding anything to the contrary in this Agreement, Articles of Organization or any other agreement or arrangement, subject to Section 6.2,  for so long as any Class B Unit is outstanding, without Unanimous Consent, the Company shall not (directly or indirectly, through any Subsidiary or otherwise) and the Board shall not (directly or through committees) cause or permit the Company (directly or indirectly, through any Subsidiary or otherwise) to, in its individual capacity or in its capacity as general partner of the Partnership, take, or cause or permit any of its officers or Subsidiaries to take, any action that would require AMIH Unanimous Consent if the Class B Member or any of its Subsidiaries were to take the same or similar action.

6.5 Valid Board.  At all times that the Board is in compliance with Section 6.2, the Board shall be deemed a “Valid Board” as of such determination time for purposes of this Agreement.  Any action authorized by any Board, whether by Unanimous Consent or otherwise, other than a Valid Board shall be void ab initio and shall have no force or effect.

6.6 Officers.

(a) Subject to Sections 6.4 and 6.5, the Board may appoint such officers of the Company as it deems necessary.  Each officer shall be appointed for such term and shall exercise such powers, perform such duties and have such authority as determined from time to time by the Board.  The Board may appoint a Chief Executive Officer, President, one or more Vice Presidents, a Secretary, Treasurer, Chief Financial Officer and any other officers or assistant officers as it deems appropriate.  Any two or more offices may be held by the same person.

(b) Except as modified by the Board by written resolution, officers will have such powers and duties generally pertaining to their offices and such powers and duties as conferred by this Agreement.

(i) Chief Executive Officer.  The Chief Executive Officer shall preside at all meetings of the Members and exercise and perform such other powers and duties as may from time to time be assigned to the Chief Executive Officer by the Board or by this Agreement.

(ii) President.  The President of the Company, subject to the control of the Board, shall have the responsibility for the general direction of the affairs of the Company, and general supervision over its other officers, responsibility for the general direction of the operational affairs of the Company, and general overall responsibility for the day-to-day operations of the Company.  The President may sign in the name of the Company (1) all contracts or other instruments authorized by the Board and (2) all contracts or instruments in the usual and regular course of business of the Company, except in cases where the signing thereof shall be expressly delegated by the Board or by this Agreement to another officer or agent of the Company or when the Board shall have expressly provided that the President shall not have such authority.  In addition, the President shall perform all duties incident to the office of President and such other duties as from time to time may be assigned to him or her by the Board or as prescribed by this Agreement.

(iii) Vice Presidents. At the request of the President, or in his or her absence or disability, the Vice Presidents, in the order of their election, shall -14-

perform the duties of the President, and, when so acting, shall have all the powers of, and be subject to all restrictions upon, the President.  The Vice Presidents shall perform such duties and exercise such powers as may from time to time be assigned to them by the Board or the President.

(iv) Secretary.  The Secretary shall keep the minutes of all meetings of the Members and shall have general charge of such books and records of the Company as the Board may direct, and in general shall perform all duties and exercise all powers incident to the office of Secretary and such other duties and powers as the Board or the President may from time to time assign to or confer on the Secretary.

(v) Treasurer.  The Treasurer shall have control of and shall be responsible for all matters pertaining to the accounts and finances of the Company and shall direct the manner of certifying the same, including the manner of keeping all vouchers for payments by the Company and all other documents relating to such payments; all operating and financial statements of the Company and its various committees; the books of account of the Company, their arrangements and classification; the accounting and auditing practices of the Company; all matters relating to taxation; the care and custody of all monies, funds and securities of the Company; and the collection of all accounts and the maintenance of full and accurate accounts of all receipts, disbursements and contributions of the Company.  The Treasurer shall have the power to endorse for deposit or collection or otherwise all checks, drafts, notes, bills of exchange or other commercial papers payable to the Company, and to give proper receipts or discharges for all payments to the Company.  The Treasurer shall perform such duties and exercise such powers, as are incident to the Office of Treasurer and such other duties and powers as the Board or the President may from time to time assign to or confer on the Treasurer.

(vi) Chief Financial Officer.  The Chief Financial Officer shall have the duty of oversight over all Company financial matters, including supervision over the duties of the Treasurer and controller of the Company.  The Chief Financial Officer shall perform such duties and exercise such powers as are incident to the office of Chief Financial Officer, and such other duties and powers as the Board or the President may from time to time to assign to or confer on the President.

(c) Subject to the other provisions of this Agreement, the compensation of all officers of the Company shall be fixed by the Board.

(d) Each officer of the Company shall hold office until his successor is chosen and qualified or until his death, resignation or removal from office.  Any officer appointed by the Board may be removed either with or without cause by the Board at any time, but such removal shall be without prejudice to the contractual rights, if any, of the individual so removed.  If for any reason an officer’s position becomes vacant, the vacancy may be filled by the Board.

6.7 Waiver of Fiduciary Duties.  This Agreement is not intended to, and does not, create or impose any fiduciary duty on the Managers or Members. The Members and Managers may engage in, and possess interests in, other businesses, activities, ventures, enterprises and investments of any and every type and description, with no duty or obligation (i) to refrain from engaging in such activities, (ii) to offer the right to participate in such activities to the Company or (iii) to account to, or to share the results or profits of such activities with the Company.  Any doctrine of “company opportunity” or similar doctrine is hereby expressly disclaimed.  The Members hereby waive any and all fiduciary duties that, absent such waiver, may be implied by law, and in doing so, recognize, acknowledge and agree that their duties and obligations to one another and to the Company are only as expressly set forth in this Agreement or the non-waivable provisions of applicable law.

ARTICLE VII. BOOKS, ACCOUNTS AND INFORMATION
7.1 Records and Reports. The Company shall maintain records and accounts of all operations and expenditures of the Company and all records required to be maintained pursuant to the TBOC.

7.2 Returns and Other Elections.  The Class A Member shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business.

ARTICLE VIII. DISSOLUTION AND TERMINATION
8.1 Dissolution.
(a) The Company shall be dissolved upon the Unanimous Consent of the Board.
(b) Upon dissolution of the Company, the business and affairs of the Company shall be wound up, and the assets of the Company shall be liquidated under this ARTICLE VIII.

(c) Dissolution of the Company shall be effective as of the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until there has been a winding up of the Company’s business and affairs, and the assets of the Company have been distributed as provided in Section 8.2.

(d) Upon dissolution of the Company, the Members may cause any part or all of the assets of the Company to be sold in such manner as the Members shall determine in an effort to obtain the best prices for such assets; provided, however that the Members may distribute assets of the Company in kind to the extent practicable.

8.2 Distribution of Assets Upon Dissolution. In settling accounts after dissolution, the assets of the Company shall be paid in the following order:

(a) First, to creditors, in the order of priority as provided by applicable law, except those to any Member on account of its Capital Contributions; and
(b) Second, any remainder shall be distributed to the Class A Member.

8.3 Articles of Dissolution.  When all liabilities and obligations of the Company have been paid or discharged, or adequate provision has been made therefor, and all of the remaining property and assets of the Company have been distributed to the Class A Member, the Articles of Dissolution shall be executed on behalf of the Company by the Class B Appointee or appropriate officer of the Company and shall be filed with the Secretary of State of Texas, and the Class B Appointee or appropriate officer of the Company shall execute, acknowledge and file any and all other instruments necessary or appropriate to reflect the dissolution and termination of the Company.

ARTICLE IX. MISCELLANEOUS PROVISIONS

9.1 Amendments.  This Agreement and the Articles of Organization may be amended, supplemented or restated only upon the Unanimous Consent of the Board.  Upon obtaining Unanimous Consent to any amendment to the Articles of Organization, the appropriate officer of the Company shall cause Articles of Amendment to be prepared, executed and filed in accordance with the TBOC.

9.2 Confidentiality.  Each Member agrees that, except as required by law or consented to in writing by the Company, it will, and will cause its directors, officers, employees, representatives and/or agents (collectively, “Representatives”) to, keep strictly confidential all information concerning the Company or its business, properties or plans; provided, however, that the foregoing shall not apply to (a) any information that is or becomes generally available to the public (other than as a result of a disclosure directly or indirectly by such Member or its Representatives in violation hereof), (b) any disclosure of information to the investors, limited partners or potential investors of any Member as such Member may reasonably deem necessary or appropriate, (c) any information the disclosure of which is required by law, provided that the Member promptly notifies the Company of, and takes reasonable steps to minimize the extent of, any such required disclosure or (d) any disclosure of information to lenders or prospective or permitted assignees of any Member, provided that any such lender or prospective or permitted assignee has agreed in writing to be bound by, or is already bound by, confidentiality obligations reasonably comparable in the aggregate to the provisions contained in this Section 9.2.

9.3 Incorporated Documents.  The Stockholders Agreement and the Series B Certificate of Designations are incorporated by reference herein and made a part hereof.  Each of the Stockholders Agreement and the Series B Certificate of Designations is on file with the Company at its principal executive office and will be provided to the Members upon their written request.  The Stockholders Agreement shall continue to be incorporated into this agreement notwithstanding the termination of such agreement pursuant to Section 29 thereof.  The Series B Certificate of Designations shall continue to be incorporated into this Agreement notwithstanding the partial or complete conversion of all of the preferred stock established thereby.

9.4 Notices.

(a) Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered or mailed by certified mail, return receipt requested, or nationally recognized overnight delivery service with proof of receipt maintained, at the address set forth on Exhibit A (or any other address that any such party may designate by written notice to the other parties).

(b) Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by certified mail, be deemed received upon the earlier of actual receipt thereof or five Business Days after the date of deposit in the United States mail, as the case may be; and shall, if delivered by nationally recognized overnight delivery service, be deemed received upon the first Business Day after the date of deposit with the delivery service.

(c) Whenever any notice is required to be given by applicable law, the Articles of Organization or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

9.5 Entire Agreement.  This Agreement, the Exhibit and Schedule thereto, the Series B Certificate of Designations and the Stockholders Agreement embody the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede all prior agreements or understandings (whether written or oral), with respect to the subject matter hereof.

9.6 Further Assurances.  In connection with this Agreement, the Company and each Member shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the parties as expressed herein.

9.7 Tax Matters.

(a) The Class A Member and Class B Member hereby agree to treat, for U.S. federal income tax purposes, the Company as an entity disregarded as separate from its owner the Class A Member, and shall not take any position inconsistent with such treatment. As such the Class A Member shall be the responsible party for all tax matters on behalf of the Company (the “Company Tax Matters Member”), and shall timely file or cause to be filed all tax returns required to be filed by the Company and pay or cause to be paid any taxes due or payable with respect to the Company.  The Company Tax Matters Member is responsible for and authorized to take such actions and to execute and file all statements and forms on behalf of the Company which may be permitted or required by the applicable provisions of the Code or Treasury Regulations issued thereunder.  The Company Tax Matters Member shall have full and exclusive power and authority on behalf of the Company to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Company Tax Matters Member shall keep the other Members informed as to the status of any audit of the Company’s tax affairs.

(b) The Class B Member shall have the sole and exclusive right to cause the Company to act in its capacity as the “Tax Matters Partner” pursuant to Section 11.7 of the Second Amended and Restated Limited Partnership Agreement of the Partnership (the “Partnership Tax Matters Member”). The Partnership Tax Matters Member is authorized to cause the Company to take such actions and to execute and file all statements and forms on behalf of the Partnership in its capacity as Tax Matters Partner which may be permitted or required by the applicable provisions of the Code or Treasury Regulations issued thereunder.  The Partnership Tax Matters Member is authorized to cause the Company to make any election permissible under law (including the election under Section 754 of the Code) that is in its sole determination in the best interests of the Partnership, and the Partnership Tax Matters Member shall cause the Company to determine the manner in which, in the event of a transfer of all or part of a limited partner’s units, the shares of profits and losses are allocated between the transferor and the transferee, such manner which shall be in the sole discretion of the Partnership Tax Matters Member, provided that such manner is not inconsistent with the applicable provisions of the Code and the Treasury Regulations.  The Partnership Tax Matters Member shall have full and exclusive power and authority to cause the Company to act on behalf of the Partnership in any representation of the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to cause the Company to expend Partnership funds for professional services and costs associated therewith.  The Partnership Tax Matters Member shall keep the other Members informed as to the status of any audit of the Partnership’s tax affairs.

9.8 Governing Law; Severability; Jurisdiction.

(a) Governing Law. This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement, the transactions leading to this Agreement or contemplated hereby, and/or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of the State of Texas applicable to agreements entered into and to be performed solely within such state without giving effect to the principles of conflict of laws thereof.

(b) CONSENT TO JURISDICTION AND SERVICE OF PROCESS.  ANY PROCEEDING ARISING UNDER OR RELATED IN ANY WAY TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER OR RELATED IN ANY WAY TO THE FOREGOING MAY ONLY BE INSTITUTED IN THE STATE OR FEDERAL COURTS OF THE STATE OF DELAWARE AND EACH PARTY WAIVES ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING, AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN

ANY SUCH PROCEEDING.  SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON A PARTY HERETO BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 9.4.

(c) WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8(c).

(d) In the event of a direct conflict between the provisions of this Agreement and (i) any provision of the Articles of Organization or (ii) any mandatory, non-waivable provision of the TBOC, such provision of the Articles of Organization or the TBOC shall control.  If any provision of the TBOC provides that it may be varied or superseded in the agreement of a limited liability company (or otherwise by agreement of the members of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.

(e) If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

9.9 Binding Effect.  Subject to the restrictions on Transfer set forth in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the Company and each Member and their respective heirs, permitted successors, permitted assigns, permitted distributees and legal representatives; and by their signatures hereto, the Company and each Member intends to and does hereby become bound.  Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective permitted successors and assigns any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision herein contained.  The rights under this Agreement may be assigned by a Member to a transferee of all or a portion of such Member’s Units transferred in accordance with this Agreement (and shall be assigned to the extent this Agreement requires such assignment), but only to the extent of such Units so transferred; it being understood that the assignment of any rights under this Agreement shall not constitute admission to the Company as a Member unless and until such transferee is duly admitted as a Member in accordance with this Agreement.

9.10 Severability.  If any provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not invalidate the entire Agreement.  Instead, such provision shall be deemed to be modified to the extent necessary to render it valid and enforceable and if no such modification shall render it valid and enforceable then the Agreement shall be construed as if not containing such provision.

9.11 Time of the Essence. Time is of the essence with respect to this Agreement.

9.12 No Third Party Beneficiaries.  Except for the provisions of Section 3.8, which may be enforced solely by any Highbridge Holder,  nothing herein expressed or implied is intended to confer upon any person, other than the parties hereto or their respective permitted assigns, successors, heirs and legal representatives, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.13 Counterparts. This Agreement may be executed in counterparts and all such counterparts shall be construed together to form a single document.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

The undersigned, being all of the Members of the Company, do hereby ratify, confirm and approve the adoption of this Agreement as the limited liability company agreement of the Company, and does hereby assume and agree to be bound by and to perform all of the terms and provisions set forth in this Agreement effective as of the date first written above.

Alta Mesa Resources, LP,
a Texas limited partnership

By:	Alta Mesa Resources GP, LLC,
a Texas limited liability company,
its General Partner

By:	/s/ Michael E. Ellis
Michael E. Ellis,
Manager

Signatures Continued on Next Page.

ALTA MESA INVESTMENT HOLDINGS INC.,
a Delaware corporation

By:	/s/ Harlan H. Chappelle
Harlan H. Chappelle,
President and Chief Executive Officer

End of Signatures.

Exhibit A

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

ALTA MESA HOLDINGS GP, LLC

Company Information:

Name of Company:	Alta Mesa Holdings GP, LLC
Address of Company:	15021 Katy Freeway, Suite 400 Houston, Texas 77094
Registered Agent & Registered Office:	Harlan H. Chappelle 15021 Katy Freeway, Suite 400 Houston, Texas 77094

Class A Member Information:

Name of Class A Member:	Alta Mesa Resources, LP, a Texas limited partnership
Address:	15021 Katy Freeway, Suite 400 Houston, Texas 77094
Capital Contribution:	$10,000.00
Class A Membership Interest:	100%
Date Became Member:	September 26, 2005

Class B Member Information:

Delaware corporation
Name of Class B Member:	Alta Mesa Investment Holdings Inc., a Delaware corporation
Address:	15021 Katy Freeway, Suite 400 Houston, TX 77094 Attention: Michael McCabe with copies to: Highbridge Principal Strategies, LLC 40 West 57th Street 33rd Floor New York, NY 10019 Attention: Jeff Hostettler
Capital Contribution:	$0.00
Class B Membership Interest:	100%

B-1

Date Became Member:	March 25, 2014